Exhibit 4.2

WESTLAKE CHEMICAL CORPORATION AND THE SUBSIDIARY

GUARANTORS PARTY HERETO

3.600% Senior Notes due 2022

Sixth Supplemental Indenture

Dated as of July 17, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

-i-

SUPPLEMENTAL INDENTURE dated as of July 17, 2012 (this “Supplemental Indenture”), to the Indenture dated as of January 1, 2006 (the “Indenture”), by and among WESTLAKE CHEMICAL CORPORATION, a Delaware corporation (the “Company”), each of the Subsidiary Guarantors (as defined herein) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein):

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of the Company’s debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series as in the Indenture provided (as defined therein, “Securities”);

WHEREAS, the Company and the Subsidiary Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 3.600% Senior Notes due 2022, substantially in the form attached hereto as Exhibit A (the “Notes”), guaranteed by the Subsidiary Guarantors, on the terms set forth herein;

WHEREAS, Section 2.01 of the Indenture provides that a supplemental indenture may be entered into by the Company, the Subsidiary Guarantors and the Trustee for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company and the Subsidiary Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

Scope of Supplemental Indenture; General

The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes, which shall not be limited in aggregate principal amount, and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “3.600% Senior Notes due 2022.” The Notes shall be in the form of Exhibit A hereto, which is hereby incorporated into this Supplemental Indenture by reference. The Notes shall be guaranteed by the Subsidiary Guarantors as provided in such form and the Indenture.

ARTICLE TWO

Certain Definitions

The following terms have the meanings set forth below in this Supplemental Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. To the extent terms defined herein differ from the Indenture the terms defined herein will govern.

“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the rate per annum borne by the Notes, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless the Company elects to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered and as a result the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided, that no such extension will occur if on such 60th day the Notes are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event contained in this Article Two) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). If any Rating Agency withdraws its rating on the Notes or otherwise ceases to provide a rating on the Notes on any day during the Trigger Period for any reason and the Company has not selected a replacement Rating Agency pursuant to the terms of this Supplemental Indenture, the rating of such Rating Agency shall be deemed to be rated below Investment Grade on such day.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following after the date of this Supplemental Indenture:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or a Subsidiary;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of Voting Stock of the Company representing more than 50% of the voting power of the outstanding Voting Stock of the Company;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction;

(4) during any period of 24 consecutive calendar months, the majority of the members of the Board of Directors of the Company shall no longer be composed of individuals (a) who were members of the Board of Directors of the Company on the first day of such period or (b) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Board of Directors of the Company or, if directors are nominated by a committee of the Board of Directors of the Company, constituting at the time of such nomination, at least a majority of such committee; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock in the Company immediately prior to that transaction.

“Change of Control Offer” has the meaning provided in Section 4.10(a).

“Change of Control Payment” has the meaning provided in Section 4.10(a).

“Change of Control Payment Date” has the meaning provided in Section 4.10(b).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Company” has the meaning provided in the Indenture.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with GAAP, will not be considered as a liability or as a deduction from or adjustment to total assets.

“Debt” has the meaning provided in Section 4.08.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction between a willing buyer and a willing seller not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Holder” means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

“Indenture” has the meaning provided in the Preamble.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances specified in this Supplemental Indenture permitting the Company to select a replacement rating agency and in the manner specified in this Supplemental Indenture for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” and “Mortgages” have the meanings provided in Section 4.08.

“Notes” has the meaning provided in the Recitals.

“Paying Agent” means The Bank of New York Mellon Trust Company, N.A. or any successor paying agent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, estate, unincorporated organization or government or any agency, instrumentality or political subdivision thereof or any other entity of any kind.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Subsidiary which is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Board of Directors of the Company, as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and the Subsidiaries taken as a whole.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that the Company shall give written notice of such appointment to the Trustee.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, and their respective successors, and one other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Company. If, however, any of them shall cease to be a primary U.S. government securities dealer, the Company will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third Business Day preceding the Redemption Date.

“Registrar” means The Bank of New York Mellon Trust Company, N.A., or any successor registrar of the Notes.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each Note to be redeemed that would be due after the related Redemption Date but for such redemption.

“Restricted Subsidiary” means a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” has the meaning provided in Section 4.09.

“Secured Debt” has the meaning provided in Section 4.08.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

“Subsidiary Guarantors” means:

(1) each of the Subsidiaries of the Company listed on Schedule A to this Supplemental Indenture; and

(2) any other Subsidiary that executes a Guarantee in accordance with the provisions of this Supplemental Indenture;

and their respective successors and assigns; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms of this Supplemental Indenture.

“Supplemental Indenture” has the meaning provided in the Preamble.

“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Trustee” has the meaning provided in the Preamble.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

ARTICLE THREE

Redemption

The following provision shall be added to Article III of the Indenture, but only with respect to the Notes:

Section 3.12.	Redemption at the Option of the Company.

(a) The Company may redeem the Notes, in whole or in part, at any time and from time to time prior to April 15, 2022, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of $2,000, for a Redemption Price equal to:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum, as determined by an Independent Investment Banker, of the present values of the Remaining Scheduled Payments on the Notes being redeemed (excluding accrued and unpaid interest to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest to the Redemption Date.

(b) The Company may redeem the Notes, in whole or in part, at any time and from time to time on or after April 15, 2022, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of $2,000, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the Redemption Date.

(c) The Company may at any time, and from time to time, purchase the Notes at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.

(d) The Company shall have no obligation to make mandatory redemption of the Notes or to redeem, purchase or repay Notes pursuant to any sinking fund or analogous provision or, except as provided in Section 4.10, at the option of a Holder thereof.

(e) With respect to any redemption occurring prior to April 15, 2022, the Company shall give the Trustee notice of the related Redemption Price promptly after the calculation thereof and the Trustee shall not have any responsibility for such calculation.

ARTICLE FOUR

Covenants

The following covenants are added to the Indenture for the benefit of Holders:

Section 4.08.	Restrictions on Secured Debt.

The Company shall not, and the Company shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property, or any shares of Capital Stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such Debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the Notes (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction would not, at the time of such incurrence, issuance, assumption or guarantee, exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

(a) Mortgages on such property or shares of Capital Stock or Debt existing on the date of this Supplemental Indenture;

(b) Mortgages on such property or shares of Capital Stock of or Debt of any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with the Company or any Subsidiary or (iii) the Company or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

(c) Mortgages in favor of the Company or any Subsidiary Guarantor;

(d) Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(e) Mortgages in favor of any governmental entity to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(f) Mortgages on such property or shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(g) Mortgages on such property or shares of Capital Stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

(h) Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the provisions set forth in Section 4.09; and

(i) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Section 4.09.	Limitations on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless:

(a) such Sale and Leaseback Transaction is with a governmental entity that provides financial or tax benefits;

(b) the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions set forth in Section 4.08 on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

(c) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the Fair Market Value of such Principal Property and within 180 days after such sale or transfer shall have been made by the Company or by a Restricted Subsidiary, the Company shall apply an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the Fair Market Value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an Officers’ Certificate) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (x) the principal amount of Notes delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than Notes, voluntarily retired by the Company within 180 days after such sale. No retirement referred to in this clause (c) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Section 4.10.	Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company, subject to Section 4.10(d), has exercised its right to redeem the Notes in accordance with Section 3.12, each Holder will have the right to require the Company to purchase all or a portion ($1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date; provided that the principal amount of a Note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will, among other things, state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by applicable law (the “Change of Control Payment Date”), describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes. The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d) The Company will not be required to make a Change of Control Offer with respect to the Notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by the Company and such third party purchases all such Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the Holders of all of the Notes in accordance with the terms of the Indenture, unless and until there is a default in payment of the Redemption Price.

(e) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place with respect to the Change of Control at the time of making of the Change of Control Offer.

(f) The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 4.10, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of any such conflict.

Section 4.11.	Additional Guarantees.

If, after the date of this Supplemental Indenture, any Domestic Subsidiary that is not already a Subsidiary Guarantor (including, without limitation, any Domestic Subsidiary acquired or created after the date of this Supplemental Indenture) guarantees any Debt in excess of $5 million of either the Company or a Subsidiary Guarantor, then in either case that Subsidiary shall become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 15 Business Days of the date on which it guaranteed such Debt.

ARTICLE FIVE

Guarantee

Section 5.01.	Release of Subsidiary Guarantors from Guarantee.

Section 10.04 of the Indenture shall be amended by replacing that section of the Indenture with the following, but only with respect to the Notes:

(a) Notwithstanding any other provisions of this Indenture, the Guarantee of any Subsidiary Guarantor may be released upon the terms and subject to the conditions set forth in this Section 10.04. Provided that no Event of Default shall have occurred and shall be continuing under this Indenture, any Guarantee incurred by a Subsidiary Guarantor pursuant to this Article X shall be unconditionally released and discharged automatically:

(i) upon any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary;

(ii) upon any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary;

(iii) upon legal defeasance or satisfaction and discharge of the Notes as provided in Article VIII; or

(iv) at such time as such Subsidiary Guarantor ceases to guarantee any other Debt of the Company or a Subsidiary Guarantor in excess of $5 million.

(b) The Trustee shall deliver an appropriate instrument evidencing any release of a Subsidiary Guarantor from its Guarantee upon receipt of a written request of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel to the effect that the Subsidiary Guarantor is entitled to such release in accordance with the provisions of this Indenture. If the Subsidiary Guarantor is not so released it shall remain liable for the full amount of principal of (and premium, if any, on) and interest on the Notes, subject to the limitations of Section 10.03.

ARTICLE SIX

Miscellaneous

Section 6.01.	No Recourse Against Others.

Section 11.08 of the Indenture shall be amended by replacing that section of the Indenture with the following, but only with respect to the Notes:

A director, officer, member, manager, employee, stockholder, partner or other owner of the Company, any Subsidiary Guarantor or the Trustee, as such, shall not have any liability for any obligations of the Company under the Notes, for any obligations of any Subsidiary Guarantor under any Guarantee, or for any obligations of the Company, any Subsidiary Guarantor or the Trustee under this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of Notes.

Section 6.02.	Governing Law.

The laws of the State of New York shall govern this Supplemental Indenture, the Notes and the related Guarantees.

Section 6.03.	No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture (other than the Indenture), loan or debt agreement of the Company, any Subsidiary Guarantor or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 6.04.	Successors and Assigns.

All covenants and agreements of the Company and each of the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 6.05.	Duplicate Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.06.	Severability.

In case any provision in this Supplemental Indenture or in the Notes or in any Guarantee of a Subsidiary Guarantor shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

Section 6.07.	Amendments Without Consent of Holders.

Section 9.01 of the Indenture is supplemented with the addition of the following with respect to the Notes:

(12) to provide any other modifications which do not adversely affect the interests of the Holders in any material respect.

Section 6.08.	Rights of Trustee.

In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Trustee may request that the Company or any Subsidiary Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Supplemental Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 6.09.	Waiver of Jury Trial.

Each of the Company, the Subsidiary Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Indenture, the Notes or the transactions contemplated hereby.

Section 6.10.	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Supplemental Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 6.11.	No Recitals, etc.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Subsidiary Guarantors.

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Name: Albert Chao
Title: President and Chief Executive Officer

[Signature Page to Sixth Supplemental Indenture]

SUBSIDIARY GUARANTORS:

Geismar Holdings, Inc.
GVGP, Inc. Westlake Chemical Investments, Inc.
Westlake Development Corporation
Westlake Ethylene Pipeline Corporation Westlake Geismar Power Company LLC
By Westlake Vinyls Company LP, its Manager
By GVGP, Inc., its General Partner
Westlake Longview Corporation
Westlake Management Services, Inc. Westlake NG I Corporation
Westlake NG IV Corporation
Westlake NG V Corporation Westlake Olefins Corporation Westlake Petrochemicals LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake Pipeline Investments LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake Polymers LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake PVC Corporation
Westlake Resources Corporation Westlake Styrene LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake Supply and Trading Company
Westlake Vinyl Corporation
Westlake Vinyls Company LP,
By GVGP, Inc., its General Partner
Westlake Vinyls, Inc.
WPT LLC,
By Westlake Chemical Investments, Inc. its Manager

By:	/s/ Albert Chao

Name:	Albert Chao
Title:	President

[Signature Page to Sixth Supplemental Indenture]

North American Pipe Corporation
Westech Building Products, Inc.

By:	/s/ Robert F. Buesinger

Name:	Robert F. Buesinger
Title:	President

[Signature Page to Sixth Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Vice President

[Signature Page to Sixth Supplemental Indenture]

Schedule A

Subsidiary Guarantors

Geismar Holdings, Inc.

GVGP, Inc.

North American Pipe Corporation

Westech Building Products, Inc.

Westlake Chemical Investments, Inc.

Westlake Development Corporation

Westlake Ethylene Pipeline Corporation

Westlake Geismar Power Company LLC

Westlake Longview Corporation

Westlake Management Services, Inc.

Westlake NG I Corporation

Westlake NG IV Corporation

Westlake NG V Corporation

Westlake Olefins Corporation

Westlake Petrochemicals LLC

Westlake Pipeline Investments LLC

Westlake Polymers LLC

Westlake PVC Corporation

Westlake Resources Corporation

Westlake Styrene LLC

Westlake Supply and Trading Company

Westlake Vinyl Corporation

Westlake Vinyls Company LP

Westlake Vinyls, Inc.

WPT LLC

[Signature Page to Sixth Supplemental Indenture]

EXHIBIT A

FORM

OF

3.600% SENIOR NOTE DUE 2022

[FORM OF FACE OF NOTE]

[If this Note is to be a Global Security, insert — THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) OR OTHER DULY APPOINTED DEPOSITORY (THE “DEPOSITARY”) OR THEIR RESPECTIVE NOMINEES. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY OR OTHER DULY APPOINTED DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation, to the issuer hereof or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of The Depository Trust Company (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of The Depository Trust Company), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

NO.	CUSIP NO. 960413 AF9

WESTLAKE CHEMICAL CORPORATION

3.600% SENIOR NOTE DUE 2022

Principal Amount:	$250,000,000

Regular Record Date:	January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding the applicable Interest Payment Date

Original Issue Date:	July 17, 2012

Stated Maturity:	July 15, 2022

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2013

Interest Rate:	3.600% per annum

Authorized Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

WESTLAKE CHEMICAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor under the Indenture referred to below), for value received, hereby promises to pay to                                          or its registered assigns, the principal sum of                                          ($            ) on the Stated Maturity shown above (or upon any earlier date of redemption or acceleration of maturity) (each such date being hereinafter referred to as the “Maturity Date”) and to pay interest thereon, from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the Original Issue Date if no interest has been paid or duly provided for), to, but excluding, the Maturity Date, semiannually in arrears on each Interest Payment Date as specified above, commencing on January 15, 2013 at the rate per annum shown above until the principal hereof is paid or made available for payment and at such rate on any overdue principal and on any overdue installment of interest. Capitalized terms used herein shall have the meanings specified in the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which provisions shall for all purposes have the same force and effect as if set forth on the face hereof.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WESTLAKE CHEMICAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of Authentication:             , 20

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

Westlake Chemical Corporation

3.600% Senior Note due 2022

This Note is one of a duly authorized issue of 3.600% Senior Notes due 2022 (the “Notes”) of Westlake Chemical Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings specified in the Indenture (as defined below).

1.	Interest.

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay such interest semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2013. Interest will be paid on each such Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the January 1 or July 1 (whether or not a Business Day) next preceding the Interest Payment Date (each such date, a “Regular Record Date”), even if such Interest Payment Date is a Redemption Date, Change of Control Payment Date or other Maturity Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 17, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

Upon the terms and subject to the conditions of the Indenture, the Company will make all payments of the Redemption Price and Change of Control Payment and principal due at Maturity in respect of the Notes to Holders who surrender such Notes to a Paying Agent to collect such payments; provided that if any Redemption Date, Change of Control Payment Date or other Maturity Date is an Interest Payment Date, accrued and unpaid interest shall be paid to the Holder as of the immediately preceding Regular Record Date. The Company will pay all amounts due in respect of the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company will make such payments (i) by wire transfer of immediately available funds to any account maintained in the United States with respect to Notes evidenced by Global Securities and any other Notes with any aggregate principal amount in excess of $1,000,000 the Holder of which has provided wire transfer instructions to the Paying Agent at least five Business Days prior to the applicable payment date or (ii) by check payable in such money mailed to a Holder’s registered address with respect to any certificated Notes.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar at its office at 601 Travis Street, 16th Floor, Houston, Texas 77002. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company, any Subsidiary Guarantor or any of its other Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture.

The Company issued the Notes under an Indenture dated as of January 1, 2006 (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture dated as of July 17, 2012 (the “Sixth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Company and are initially issued in an aggregate principal amount of $250,000,000. The Company may, subject to the provisions of the Indenture, issue additional Notes of the same series as the Notes from time to time without the consent of the Holders. The Notes initially issued and any additional Notes subsequently issued under the Indenture will be treated as a single series for all purposes of the Indenture, including, without limitation, with respect to waivers, amendments, supplements, redemptions and offers to purchase. The Indenture provides for the issuance of other series of debt securities (including the Notes, the “Securities”) thereunder.

5.	Optional Redemption.

The Company may redeem the Notes, in whole or in part, at any time and from time to time prior to April 15, 2022, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of $2,000, for a Redemption Price equal to:

(a)	100% of the principal amount of the Notes to be redeemed; and

(b)	the sum, as determined by an Independent Investment Banker, of the present values of the Remaining Scheduled Payments on the Notes being redeemed (excluding accrued and unpaid interest to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest to the Redemption Date.

The Company may redeem the Notes, in whole or in part, at any time and from time to time on or after April 15, 2022, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a Note must be in a minimum principal amount of $2,000, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the Redemption Date.

6.	Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.	Notice of Redemption.

The Company shall mail notice of a redemption not less than 30 days nor more than 60 days before the Redemption Date to Holders of Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price. A notice of redemption may not be conditional.

8.	Repurchase at the Option of Holder.

(a)	Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to optionally redeem the Notes, each Holder will have the right to require the Company to purchase all or a portion ($1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date; provided that the principal amount of a Note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

(b)	Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will, among other things, state the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by applicable law, describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes.

9.	Denominations; Transfer; Exchange.

The Notes initially are issued in permanent global form. Under certain circumstances described in the Indenture, Notes may also be issued in the form of certificated Notes in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer taxes or similar governmental changes required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption in whole or in part (except the unredeemed portion of any Note to be redeemed in part) or any Notes during a period beginning 15 Business Days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing such notice.

10.	Persons Deemed Owners.

The registered Holder of a Note may be treated as its owner for all purposes.

11.	Amendment; Waiver.

Subject to certain exceptions and limitations, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities of all series affected by such amendment or supplement (acting as one class), and any existing or past Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any) on or interest on the Securities) by the Holders of at least a majority in principal amount of the then outstanding Securities of any series or of all series (acting as one class) in accordance with the terms of the Indenture. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Securities in certain respects set forth in the Indenture.

Without the consent of each Holder affected, the Company may not (i) reduce the amount of Securities whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Security; (iii) reduce the principal of or premium on, or change the Stated Maturity of, any Security; (iv) reduce the premium, if any, payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (v) change any obligation of the Company or any Subsidiary Guarantor to pay Additional Amounts with respect to any Security; (vi) change the coin or currency in which any Security or any premium or interest with respect thereto is payable; (vii) impair the right to institute suit for the enforcement of any payment of principal of or premium (if any) or interest on any Security, except as provided in the Indenture; (viii) make any change in the percentage of principal amount of Securities necessary to waive compliance with certain provisions of the Indenture or make any change in the provision for modification; (ix) waive a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on the Securities or (x) except as provided in the Indenture, release any Subsidiary Guarantor or modify the related Guarantee in any manner materially adverse to the Holders.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities under the Indenture, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Securities of any other series.

12.	Defaults and Remedies.

Under the Indenture, Events of Default include (i) default in the payment of interest that continues for a period of 30 days; (ii) default in any payment of principal of or premium, if any, on the Notes when due and payable; (iii) failure by the Company or any Subsidiary Guarantor to comply with any of its other covenants or agreements in the Indenture or the Notes, which shall not have been remedied within the specified time period after written notice; (iv) certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary Guarantors that are Significant Subsidiaries and (viii) except as permitted by the Indenture, any Guarantee of the Notes ceases to be in full force and effect or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture and the Guarantee (other than by reason of release of a Subsidiary Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). If an Event of Default occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding (or, in the case of an Event of Default described in clause (iii) above, if outstanding Securities of other series are affected by such Default, then at least 25% in principal amount of the then outstanding Securities so affected), may declare the principal amount of all the Securities (or the Notes) to be due and payable immediately, together with accrued and unpaid interest thereon. Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the Notes, together with accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless certain conditions set forth in the Indenture have been satisfied. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity satisfactory to it. Subject to certain limitations (including that, in some cases, a majority in principal amount of all outstanding Securities (or the Notes) is required), Holders of a majority in aggregate principal amount of the outstanding Securities (or the Notes) have the right to direct the time, method and place of conducting certain proceedings, or exercising any trust or power conferred on the Trustee.

13.	Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

14.	Discharge Prior to Maturity.

The Indenture with respect to the Notes shall be discharged and canceled upon the payment of all of the Notes and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and U.S. Government Obligations sufficient for such payment as provided in the Indenture.

15.	No Recourse Against Others.

A director, officer, member, manager, employee, stockholder, partner or other owner of the Company, any Subsidiary Guarantor or the Trustee, as such, shall not have any liability for any obligations of the Company under the Notes, for any obligations of any Subsidiary Guarantor under any Guarantee, or for any obligations of the Company, any Subsidiary Guarantor or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of Notes.

16.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

ASSIGNMENT FORM

If you the Holder want to assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:
Signature must be guaranteed by participant in a recognized Signature Guarantee Medallion Program (or other signature guarantee program reasonably acceptable to the Trustee)

[FORM OF NOTATION ON SECURITY RELATING TO GUARANTEE]

NOTATION OF GUARANTEE

The undersigned (the “Subsidiary Guarantors”) have unconditionally guaranteed, jointly and severally (such guarantee by each Subsidiary Guarantor being referred to herein as the “Guarantee”), (i) the due and punctual payment of the principal of and premium, if any, and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with, and subject to the limitations of, the terms set forth in Article X of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

No past, present or future stockholder, officer, director, member, manager, partner, employee or incorporator, as such, of any of the Subsidiary Guarantors shall have any liability under the Guarantee by reason of such person’s status as stockholder, officer, director, member, manager, partner, employee or incorporator. Each Holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of a Note by accepting a Note agrees that any Subsidiary Guarantor named below shall have no further liability with respect to its Guarantee if such Subsidiary Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

Geismar Holdings, Inc.
GVGP, Inc. Westlake Chemical Investments, Inc.
Westlake Development Corporation
Westlake Ethylene Pipeline Corporation Westlake Geismar Power Company LLC
By Westlake Vinyls Company LP, its Manager
By GVGP, Inc., its General Partner
Westlake Longview Corporation
Westlake Management Services, Inc. Westlake NG I Corporation
Westlake NG IV Corporation
Westlake NG V Corporation Westlake Olefins Corporation Westlake Petrochemicals LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake Pipeline Investments LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake Polymers LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake PVC Corporation
Westlake Resources Corporation Westlake Styrene LLC,
By Westlake Chemical Investments, Inc., its Manager
Westlake Supply and Trading Company
Westlake Vinyl Corporation
Westlake Vinyls Company LP,
By GVGP, Inc., its General Partner
Westlake Vinyls, Inc.
WPT LLC,
By Westlake Chemical Investments, Inc. its Manager

By:

Name:	Albert Chao
Title:	President

North American Pipe Corporation
Westech Building Products, Inc.

By:

Name:	Robert F. Buesinger
Title:	President